SCHEDULE 14A
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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

WALTER HEWLETT RELEASES REPORT
RELATING TO EXECUTIVE COMPENSATION

Palo Alto, CA, February 26, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today is filing with the Securities and Exchange Commission (SEC) a Report Relating to Executive Compensation in connection with the proposed HP/Compaq merger.

Mr. Hewlett has repeatedly attempted to persuade HP to disclose the compensation packages that were contemplated at the time the transaction was announced for HP CEO Carly Fiorina and Compaq CEO Michael Capellas. Despite these attempts, HP has repeatedly refused to disclose such packages.

The report shows that by failing to disclose important aspects of the written record, and repeatedly changing the compensation-related disclosures contained in its own proxy statement, HP is attempting to “hide the ball” with respect to compensation packages.

Mr. Hewlett strongly believes that the details of the compensation packages contemplated for Ms. Fiorina and Mr. Capellas are material to an investor’s consideration of the proposed HP/Compaq merger, and that HP’s stockholders deserve to know this information. Under the terms of the compensation packages that were contemplated, Ms. Fiorina and Mr. Capellas would have received compensation packages valued at more than $115 million.1 This is far in excess of the $8 million and $14.4 million retention bonuses that Ms. Fiorina and Mr. Capellas voluntarily declined, which HP touted and the press widely reported as being done in order to avoid the appearance of conflict.2

In a recent article, Graef Crystal, a recognized executive compensation expert, noted that: “Fiorina and Capellas have, graciously it seems, exempted themselves from the goodies. But they and other senior executives will receive brand-new employment agreements, no doubt stuffed with delicious morsels of pay.” According to Mr. Crystal, “[Walter] Hewlett’s right, of course. Designing employment agreements isn’t exactly rocket science, and shareholders ought not to be kept in the dark about potentially vast post-merger costs.” (Bloomberg, “Hewlett-Packard, Compaq Pay for Claque: Graef Crystal,” February 5, 2002, emphasis added) We agree.

1 In evaluating the compensation packages for Ms. Fiorina and other senior executives of HP and Compaq, the compensation committee, including Mr. Hewlett, recognized that if the proposed merger were to occur, it would present enormous integration challenges that would require a significant commitment of time from, and the substantial efforts of, senior management. With the help of expert employee benefits consultants, the compensation committee attempted to develop compensation packages that would likely result in the necessary commitment from senior management.

2 Associated Press, 1/14/02, see also, Dow Jones International News Service, 11/16/01 (“H-P said Fiorina declined to participate in the retention program to avoid a possible conflict of interest”), Associated Press, 11/16/01 (“[b]oth CEOs wanted to avoid the appearance of potential conflicts of interest, according to company officials”).

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ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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Media: Joele Frank/Todd Glass Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449